  As filed with the Securities and Exchange Commission on November 21, 2001

                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                         Form S-3 Registration Statement
                        Under the Securities Act of 1933

                                  -------------

                                    CRAY INC.
             (Exact name of registrant as specified in its charter)

                                  -------------

                  WASHINGTON                     93-0962605
         (State or other jurisdiction           (IRS Employer
       of incorporation or organization)     Identification No.)

                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
       (Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)

                                  -------------

                   Kenneth W. Johnson, Chief Financial Officer
                                    Cray Inc.
                             411 First Avenue South
                                    Suite 600
                                Seattle, WA 98104
                           (206) 701-2000 (telephone)
                           (206) 701-2500 (facsimile)
                     (Name, address, including zip code, and
   telephone and facsimile numbers, including area code, of agent for service)

                                    Copy to:
                             L. John Stevenson, Jr.
                                 Stoel Rives LLP
                          One Union Square, 36th Floor
                             Seattle, WA 98101-3197
                           (206) 624-0900 (telephone)
                           (206) 386-7500 (facsimile)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
Title of Each
Class of                               Proposed Maximum       Proposed Maximum
Securities        Amount to be         Offering Price         Aggregate              Amount of
Registered        Registered (1)       Per Share (2)          Offering Price (2)     Registration Fee
-------------     --------------       ----------------       ------------------     ----------------
Common Stock,     100,000 shares       $2.15                  $215,000.00             $54.00
$.01 par value

=====================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon exercise of the stock purchase warrant described herein pursuant to the provisions thereof regarding adjustment for stock dividends, a split, subdivision or combination of common stock or similar event.

(2) The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act using the average of the high and low market prices on November 15, 2001.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS, Subject to Completion, dated November 21, 2001

                                    CRAY INC.

                         100,000 shares of common stock

        These shares of common stock are issuable upon exercise of the stock purchase warrant owned by the selling shareholder listed on page 3.

        The selling shareholder may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of the shares, but we will bear the costs relating to the registration of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "CRAY." On November 20, 2001, the closing price for our common stock was $2.22 per share.

                         -------------------------------

            THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "FACTORS THAT COULD AFFECT FUTURE RESULTS" CONTAINED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDING SEPTEMBER 30, 2001, AND SIMILAR DISCLOSURES IN OUR FUTURE FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                         -------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

               The date of this prospectus is ____________, 2001.

                                TABLE OF CONTENTS

    Section                                                          Page
    -------                                                          ----
    Our Business...................................................    3
    Selling Shareholder ...........................................    3
    Plan of Distribution ..........................................    4
    Legal Matters..................................................    5
    Experts .......................................................    5
    Limitation of Liability and Indemnification ...................    5
    Information Incorporated by Reference .........................    6
    Available Information .........................................    7

        You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 6. Neither we nor the selling shareholder has authorized any other person to provide you with information different from that contained in this prospectus.

        The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

                                  OUR BUSINESS

        We design, build, sell and service high-performance computer systems, sometimes referred to as "supercomputers." Our executive offices are located at Merrill Place, Suite 600, 411 First Avenue South, Seattle, WA 98104-2860, and our telephone number is (206) 701-2000.

                               SELLING SHAREHOLDER

        On March 28, 2001, Foothill Capital Corporation, the selling shareholder, acquired a stock purchase warrant exercisable for an aggregate of 100,000 shares of our common stock at an initial exercise price of $1.76 per share in connection with a credit agreement with us. The warrant is exercisable until March 28, 2005. The number of shares issuable upon exercise and the exercise price are subject to adjustment in the event of a stock dividend, a split, subdivision or combination of our common stock or similar event. The warrant may also be exercised by means of a cashless exercise feature in which case we would not receive any proceeds upon exercise of the warrant.

        As of November 20, 2001, Foothill did not hold any shares of our common stock. All of the shares covered by this prospectus are being sold for the account of Foothill. The shares covered by this prospectus include only the shares of common stock issuable upon exercise of the warrant.

                                                               Ownership After
                           Shares                           Offering if All Shares
                         Owned Prior      Shares Being        Offered Hereby Are
Selling Shareholder      to Offering        Offered                  Sold
-------------------      -----------      ------------      ----------------------
                                                            Shares         Percent
                                                            ------         -------
Foothill Capital         100,000 (1)      100,000 (1)         0               0
Corporation

--------------------
        (1) Consists of 100,000 shares of common stock issuable upon the exercise of the warrant.

        Foothill has not had any material relationship with us or any of our affiliates within the past three years.

        In recognition of the fact that Foothill may wish to be legally permitted to sell its shares when it deems appropriate, we have agreed with Foothill to file with the SEC, under the Securities Act of 1933, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and we have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of (i) a period of 120 days or (ii) Foothill has completed the distribution described in this prospectus.

                              PLAN OF DISTRIBUTION

        We are registering the shares covered by this prospectus for Foothill. Foothill or its pledgees, donees, transferees or other successors in interest may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the shares may be sold by one or more of the following methods:

        - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

        - purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account pursuant to their prospectus;

        - ordinary brokerage transactions and transactions in which a broker solicits purchases;

        -       privately negotiated transactions;

        -       any combination of these methods of sale; or

        -       any other legal method.

        We will pay the costs and fees of registering the shares, but Foothill will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We and Foothill each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

        Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, such person generally may not purchase shares of our common stock. Foothill is subject to applicable provisions of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by Foothill. The foregoing may affect the marketability of our common stock.

        Foothill may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by Foothill may allow other brokers or dealers to participate. However, Foothill and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If Foothill qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act.

        In addition to selling its shares under this prospectus, Foothill may:

        - agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

        - transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

        - sell its shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

        Upon notification by Foothill that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

                                  LEGAL MATTERS

        For purposes of this offering, Kenneth W. Johnson, our General Counsel, is giving an opinion on the validity of the common shares. As of the date of this prospectus, Mr. Johnson held 40,914 shares of our common stock, options to purchase 270,000 shares of our common stock and warrants to purchase 21,637 shares of our common stock.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. The statements of assets acquired and liabilities assumed of the Cray Research business unit of Silicon Graphics, Inc. as of March 31, 2000, and the related statements of revenue and direct operating expenses for the years ended June 30, 1998 and 1999 and the nine month period ended March 31, 2000 incorporated in this prospectus by reference from Form 8-K/A of Cray Inc. filed on June 16, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to note 1 which describes the expense allocations by Silicon Graphics,
Inc), which is incorporated herein by reference. These financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Restated Bylaws provide that we will indemnify our directors and, by action of the Board of Directors, may indemnify our officers, employees and other agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the Securities and Exchange Commission and any future filings made with the Securities and Exchange Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        1. Our annual report on Form 10-K/A for the year ended December 31, 2000, as filed on September 17, 2001;

        2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

        3. Our definitive proxy statement, as filed with the Securities and Exchange Commission on April 9, 2001;

        4. Our current report on Form 8-K for the event of October 1, 2001 as filed on October 10, 2001;

        5. Our current report on Form 8-K for the event of May 10, 2001, as filed on May 14, 2001;

        6. Our current report on Form 8-K for the event of April 3, 2001, as filed on April 13, 2001;

        7. Our current report on Form 8-K for the event of February 7, 2001, as filed on February 15, 2001;

        8. Our current report on Form 8-K/A for the event of December 15, 2000, as filed on July 27, 2001;

        9. Our current report on Form 8-K for the event of April 3, 2000, as filed on April 5, 2000 and amended on June 16, 2000; and

        10. The description of our common stock as described in our registration statement on Form SB-2, registration no. 33-95460-LA, including any amendment or report filed for the purpose of updating the description, as incorporated by reference in our registration statement on Form 8-A, registration no. 0-26820, including the amendment on Form 8-A/A.

        We will furnish without charge to you, on written or oral request, a copy, excluding exhibits, of any or all of the documents incorporated by reference. You should direct any requests for documents to Investor Relations, Cray Inc., 411 First Avenue South, Suite 600, Seattle, Washington 98104, telephone (206) 701-2000.

        The information relating to us contained in this prospectus is not comprehensive and should be read with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with SEC rules.

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 233 Broadway, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

        Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the registration statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        We will pay all expenses in connection with the issuance and distribution of the securities being registered.. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC fees):

        SEC Registration fee...............................    $    54

        Legal fees.........................................    $10,000

        Accountant's Fees..................................    $ 3,000

        Miscellaneous......................................    $ 1,946

        Total..............................................    $15,000
                                                               =======


Item 15. Indemnification of Officers and Directors.

        Article XII of our Restated Articles of Incorporation and Section 11 of our Restated Bylaws require indemnification of our directors, officers, employees and agents to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). Sections 23B.08.500 through 23B.08.600 of the Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act.

        Section 23B.08.320 of the Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XI of our Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to us and our shareholders.

Item 16. Exhibits.

        4 Warrant to Purchase Shares of Common Stock issued to Foothill Capital Corporation

        5       Opinion on Legality

        23      Consent of Deloitte & Touche LLP

        24      Power of Attorney (included on signature page hereof)


Item 17. Undertakings.

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        provided, however, that paragraphs (a)(1)(i) and
                        (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
                Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 21, 2001.

                                   CRAY INC.


                                   By:  /S/
                                       -----------------------------------------
                                         Michael P. Haydock
                                         President and Chief Executive Officer

        Each of the undersigned hereby constitutes and appoints James E. Rottsolk, Michael P. Haydock and Kenneth W. Johnson, and each of them, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Cray Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 21st day of November, 2001:

Signature and Title

      /S/                                 /S/
--------------------------------    --------------------------------
James E. Rottsolk, Chairman of      Daniel J. Evans, Director
the Board of Directors
      /S/                                 /S/
--------------------------------    --------------------------------
Burton J. Smith, Director           Stephen C. Kiely, Director

      /S/                                 /S/
--------------------------------    --------------------------------
Terren S. Peizer, Director          Kenneth W. Kennedy, Director

      /S/                                 /S/
--------------------------------    --------------------------------
David N. Cutler, Director           William A. Owens, Director

      /S/                                 /S/
--------------------------------    --------------------------------
Dean D. Thornton, Director          Kenneth W. Johnson
                                    Chief Financial Officer
      /S/                                 /S/
--------------------------------    --------------------------------
Douglas C. Ralphs, Chief            Michael P. Haydock, President,
Accounting Officer                  Chief Executive Officer and
                                    Director